MUELLER WATER PRODUCTS REPORTS 2026 THIRD QUARTER RESULTS

Increased Net Sales 4.1% to $395.9 Million
Reported Net Income per Diluted Share of $0.43
Achieved Adjusted Net Income per Diluted Share of $0.50
Raises Annual Guidance for Fiscal 2026 Adjusted EBITDA

ATLANTA, August 5, 2026 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fiscal 2026 third quarter ended June 30, 2026.
In the third quarter of 2026, the Company:
•Increased net sales 4.1% to $395.9 million as compared with $380.3 million in the prior year quarter
•Reported operating income of $80.6 million as compared with $73.7 million in the prior year quarter, and increased adjusted operating income 27.0% to $94.9 million as compared with $74.7 million in the prior year quarter
•Reported operating margin of 20.4% as compared with 19.4% in the prior year quarter, and expanded adjusted operating margin to 24.0% as compared with 19.6% in the prior year quarter
•Reported net income of $67.3 million as compared with $52.5 million in the prior year quarter, with net income margin of 17.0% as compared with 13.8% in the prior year quarter, and increased adjusted net income 48.1% to $78.8 million as compared with $53.2 million in the prior year quarter
•Reported net income per diluted share of $0.43 as compared with $0.33 in the prior year quarter, and increased adjusted net income per diluted share 47.1% to $0.50 as compared with $0.34 in the prior year quarter
•Increased adjusted EBITDA 24.3% to $107.4 million as compared with $86.4 million in the prior year quarter, and expanded adjusted EBITDA margin to 27.1% as compared with 22.7% in the prior year quarter
•Reported net cash provided by operating activities for the nine-month period of $154.2 million as compared with $135.8 million in the prior year period
•Generated free cash flow for the nine-month period of $110.6 million as compared with $103.0 million in the prior year period
•Repurchased $10.0 million of common stock during the third quarter

“Our outstanding third quarter results reflect strong execution across the business and continued progress against our operating priorities, despite a dynamic operating environment. We delivered quarterly records for net sales, adjusted EBITDA and adjusted net income per diluted share, while expanding our adjusted EBITDA margin 440 basis points year-over-year. These results demonstrate the strength of our brands and product portfolio, as well as the benefits from our continued focus on operational excellence, productivity and disciplined cost management. I am proud of what our teams have accomplished and their continued commitment to serving our customers,” said Paul McAndrew, President and Chief Executive Officer of Mueller Water Products.
“With our increased fiscal 2026 adjusted EBITDA guidance, we remain on track to deliver another year of meaningful margin expansion. While we continue to navigate slower new residential construction activity and broader external uncertainty, we remain focused on executing our strategies, investing in growth and proactively managing costs. We believe the disciplined execution embedded in the Mueller Operating System positions us well to build on this momentum and create long-term value for our customers and shareholders,” Mr. McAndrew concluded.
Consolidated Results
Net sales for the third quarter increased $15.6 million, or 4.1%, to $395.9 million as compared with $380.3 million in the prior year quarter, primarily due to higher pricing across most product lines, partially offset by slightly lower volumes.
Gross profit for the third quarter increased $10.1 million, or 6.9%, to $155.8 million as compared with $145.7 million in the prior year quarter. Gross margin of 39.4% increased 110 basis points as compared with 38.3% in the prior year quarter, primarily due to higher pricing and tariff refunds, partially offset by inflationary pressures, performance, lower volumes, portfolio optimization costs and product mix.
Selling, general and administrative expenses for the third quarter decreased $7.0 million, or 9.9%, to $64.0 million as compared with $71.0 million in the prior year quarter. This decrease was primarily due to reduced foreign currency headwinds and lower incentive-based compensation, partially offset by inflationary pressures.
Operating income for the third quarter increased $6.9 million, or 9.4%, to $80.6 million as compared with $73.7 million in the prior year quarter. This increase was primarily driven by higher pricing, tariff refunds and lower SG&A expenses, partially offset by strategic reorganization and other charges, inflationary pressures, performance, lower volumes, portfolio optimization costs and product mix. Operating margin for the third quarter expanded to 20.4% as compared with 19.4% in the prior year quarter.
During the quarter, the Company incurred $11.2 million of strategic reorganization and other charges, primarily related to certain transaction-related expenses, non-cash asset impairment expenses, severance and expenses associated with our leadership transition. Adjusted results do not include the strategic reorganization and other charges or the portfolio optimization costs.
Adjusted operating income increased $20.2 million, or 27.0%, to $94.9 million as compared with $74.7 million in the prior year quarter. This increase was primarily driven by higher pricing, tariff refunds and lower SG&A expenses, partially offset by inflationary pressures, performance, lower volumes and product mix. Adjusted operating margin expanded 440 basis points to 24.0% as compared with 19.6% in the prior year quarter.
Net income increased $14.8 million, or 28.2%, to $67.3 million as compared with $52.5 million in the prior year quarter. Net income margin expanded to 17.0% as compared with 13.8% in the prior year quarter. Adjusted net income increased $25.6 million, or 48.1%, to $78.8 million as compared with $53.2 million in the prior year quarter.
Adjusted EBITDA of $107.4 million increased $21.0 million, or 24.3%, as compared with $86.4 million in the prior year quarter. Adjusted EBITDA margin expanded 440 basis points to 27.1% as compared with 22.7% in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2026 third quarter decreased $1.3 million, or 0.6%, to $215.3 million as compared with $216.6 million in the prior year quarter, primarily due to lower volumes, mostly offset by higher pricing across most product lines.
Operating income and adjusted operating income were both $66.0 million for the third quarter. Adjusted operating income increased $5.5 million, or 9.1%, compared with the prior year quarter. Benefits from higher pricing, tariff refunds and performance more than offset lower volumes, inflationary pressures and product mix. Operating and adjusted operating margin were both 30.7% as compared with 27.9% for both the prior year quarter operating and adjusted operating margins, respectively.
Adjusted EBITDA of $73.5 million increased $6.4 million, or 9.5%, as compared with $67.1 million in the prior year quarter. Adjusted EBITDA margin expanded 310 basis points to 34.1% as compared with 31.0% in the prior year quarter.
Water Management Solutions
Net sales for the 2026 third quarter increased $16.9 million, or 10.3%, to $180.6 million as compared with $163.7 million in the prior year quarter, primarily due to increased volumes and higher pricing across most product lines.
Operating income was $35.9 million and adjusted operating income was $45.6 million for the third quarter. Adjusted operating income increased $15.3 million, or 50.5%, compared with the prior year quarter. Benefits from higher pricing, lower SG&A expenses, including reduced foreign currency headwinds, volume growth and tariff refunds more than offset performance and inflationary pressures. Operating margin was 19.9% and adjusted operating margin was 25.2%, as compared with 18.4% and 18.5% for the prior year quarter operating and adjusted operating margins, respectively.
Adjusted EBITDA of $50.7 million increased $15.4 million, or 43.6%, as compared with $35.3 million in the prior year quarter. Adjusted EBITDA margin expanded 650 basis points to 28.1% as compared with 21.6% in the prior year quarter.

Interest Expense, Net
Interest expense, net, for the 2026 third quarter decreased to $0.7 million as compared with $1.7 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2026 third quarter, income tax expense was $12.5 million, or 15.7% of income before tax, as compared with $19.5 million in the prior year quarter, or 27.1% of income before tax. The decrease in effective tax rate was primarily attributable to a one-time tax benefit resulting from the recognition of a loss on a foreign subsidiary investment, benefiting adjusted net income per diluted share by $0.06.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the nine-month period ended June 30, 2026, increased $18.4 million to $154.2 million as compared with $135.8 million in the prior year period. The increase was primarily driven by favorable non-cash adjustments and higher net income compared with the prior year period, partially offset by changes in working capital and other assets and liabilities.
Through the first nine months of 2026, the Company invested $43.6 million in capital expenditures as compared with $32.8 million in the prior year period, primarily driven by investments in our iron foundries.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the nine-month period increased $7.6 million to $110.6 million as compared with $103.0 million in the prior year period, due to the increase in net cash provided by operating activities partially offset by higher capital expenditures.
As of June 30, 2026, the Company had $452.9 million of total debt outstanding and $495.3 million of cash and cash equivalents. We did not have any borrowings under our ABL Agreement at the end of the quarter, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and our 4.0% Senior Notes have no financial maintenance covenants. At the end of the quarter, the Company had $659.0 million of total liquidity, including $163.7 million in availability under the ABL.
Fiscal 2026 Outlook
The Company is narrowing its guidance for fiscal 2026 consolidated net sales to between $1,470 million and $1,480 million, or an increase of 2.8% to 3.5% compared with the prior year. The Company is increasing its expectations for fiscal 2026 adjusted EBITDA to between $367 million and $372 million, or an increase of 12.5% to 14.0% compared with the prior year. The Company is reducing its total SG&A expenses to be between $241 million and $245 million and its guidance for the effective tax rate to be between 21% and 23%, reflecting the one-time tax benefit in the third quarter. The Company is reiterating its expectation for free cash flow as a percentage of adjusted net income to exceed 70% in fiscal 2026.
The Company’s expectations for certain additional financial metrics for fiscal 2026 are as follows:
•Total SG&A expenses between $241 million and $245 million

•Net interest expense between $4 million and $5 million
•Effective income tax rate between 21% and 23%
•Depreciation and amortization between $49 million and $50 million
•Capital expenditures between $60 million and $65 million
•Pension expense other than service of approximately $0.1 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place on Thursday, August 6, 2026, at 11:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-386-1299. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, long-term strategies, and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation and growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions, and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, changing regulatory, trade and tariff conditions, including the impact of the Section 232 tariffs on the products produced by our Krausz business; logistical challenges and supply chain disruptions, geopolitical conditions, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce, and labor markets; an inability to protect the Company’s information systems against service interruption; risks resulting from possible future cybersecurity incidents; misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the United States Securities and Exchange Commission.

About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2026	2025
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$495.3	$431.5
Receivables, net of allowance for credit losses of $2.0 million and $3.6 million	203.2	211.9
Inventories, net	379.8	328.7
Other current assets	52.0	56.8
Total current assets	1,130.3	1,028.9
Property, plant and equipment, net	345.1	335.7
Intangible assets, net	300.6	307.3
Goodwill, net	92.1	89.2
Other noncurrent assets	85.2	77.8
Total assets	$1,953.3	$1,838.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.6	$1.2
Accounts payable	131.2	134.4
Other current liabilities	111.0	154.7
Total current liabilities	243.8	290.3
Long-term debt	451.3	450.4
Deferred income taxes	69.9	51.0
Other noncurrent liabilities	67.9	65.5
Total liabilities	832.9	857.2

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized;	—	—
none outstanding at June 30, 2026, and September 30, 2025
Common stock: par value $0.01 per share; 600,000,000 shares authorized;	1.6	1.6
156,101,616 and 156,331,004 shares outstanding at
June 30, 2026, and September 30, 2025, respectively
Additional paid-in capital	1,119.1	1,158.9
Accumulated deficit	(4.6)	(174.2)
Accumulated other comprehensive income (loss)	4.3	(4.6)
Total stockholders' equity	1,120.4	981.7
Total liabilities and stockholders' equity	$1,953.3	$1,838.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
Net sales	$395.9	$380.3	$1,098.5	$1,048.9
Cost of sales (1)	240.1	234.6	678.4	672.2
Gross profit	155.8	145.7	420.1	376.7
Operating expenses:
Selling, general and administrative	64.0	71.0	183.5	180.6
Strategic reorganization and other charges (2)	11.2	1.0	18.9	5.1
Total operating expenses	75.2	72.0	202.4	185.7
Operating income	80.6	73.7	217.7	191.0
Pension expense (benefit) other than service	0.1	—	0.1	(0.1)
Interest expense, net	0.7	1.7	3.3	5.6
Income before income taxes	79.8	72.0	214.3	185.5
Income tax expense	12.5	19.5	44.7	46.4
Net income	$67.3	$52.5	$169.6	$139.1

Net income per basic share	$0.43	$0.34	$1.09	$0.89
Net income per diluted share	$0.43	$0.33	$1.08	$0.88

Weighted average shares outstanding:
Basic	156.3	156.5	156.3	156.5
Diluted	157.3	157.4	157.3	157.5

Dividends declared per share	$0.070	$0.067	$0.210	$0.201

(1) For the three- and nine-month periods ended June 30, 2026, Cost of sales included $3.1 million of portfolio optimization costs in the Water Management Solutions segment. Portfolio optimization costs primarily relate to certain transaction-related expenses. For the nine-month period ended June 30, 2025, Cost of sales included $4.1 million in inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.

(2) For the three-month period ended June 30, 2026, Strategic reorganization and other charges primarily relate to certain transaction-related expenses, non-cash asset impairment expenses, severance, and expenses related to our leadership transition. For the nine-month period ended June 30, 2026, Strategic reorganization and other charges primarily relate to certain transaction-related expenses, expenses associated with our leadership transition, non-cash asset impairment expenses and severance. For the three-month period ended June 30, 2025, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition. For the nine-month period ended June 30, 2025, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment expenses, and certain transaction-related expenses.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2026	2025
	(in millions)
Operating activities:
Net income	$169.6	$139.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31.7	28.7
Amortization	5.4	5.4
Non-cash asset impairment	4.0	1.0
Gain on sale of assets	(0.4)	(0.1)
Stock-based compensation	10.5	7.3
Pension expense	0.5	0.4
Deferred income taxes	18.2	(6.8)
Inventory reserve provision	9.4	3.1
Other, net	1.1	0.9
Changes in assets and liabilities:
Receivables, net	8.4	4.2
Inventories	(59.9)	(16.5)
Other assets	(0.8)	(3.5)
Accounts payable	(3.4)	3.9
Other current liabilities	(42.2)	(25.6)
Other noncurrent liabilities	2.1	(5.7)
Net cash provided by operating activities	154.2	135.8
Investing activities:
Capital expenditures	(43.6)	(32.8)
Proceeds from sale of assets	1.2	0.1
Net cash used in investing activities	(42.4)	(32.7)
Financing activities:
Dividends paid	(32.8)	(31.4)
Stock repurchased under buyback program	(15.5)	(15.0)
Employee taxes related to stock-based compensation	(3.9)	(4.3)
Common stock issued	1.9	4.3
Principal payments for finance lease obligations	(1.2)	(0.8)
Net cash used in financing activities	(51.5)	(47.2)
Effect of currency exchange rate changes on cash	3.5	6.2
Net change in cash and cash equivalents	63.8	62.1
Cash and cash equivalents at beginning of period	431.5	309.9
Cash and cash equivalents at end of period	$495.3	$372.0

	Nine months ended
	June 30,
	2026	2025
	(in millions)
Supplemental cash flow information:
Cash paid for interest, net	$7.5	$9.1
Cash paid for income taxes, net	$45.6	$49.8

Non-cash investing and financing activities:
Property, plant and equipment accrued and unpaid	$6.8	$5.1
Property, plant and equipment acquired through finance leases	$1.8	$1.7

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2026
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$215.3	$180.6	$—	$395.9

Gross profit (1)	$89.5	$66.3	$—	$155.8
Selling, general and administrative expenses	23.5	23.8	16.7	64.0
Strategic reorganization and other charges (2)	—	6.6	4.6	11.2
Operating income (loss)	$66.0	$35.9	$(21.3)	$80.6

Operating margin	30.7%	19.9%		20.4%

Capital expenditures	$6.9	$4.8	$—	$11.7

Net income				$67.3
Net income margin				17.0%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$67.3
Strategic reorganization and other charges (2)				11.2
Portfolio optimization costs (5)				3.1
Income tax expense of adjusting items (3)				(2.8)
Adjusted net income				$78.8

Weighted average diluted shares outstanding				157.3

Net income per diluted share				$0.43
Strategic reorganization and other charges per diluted share (2)				0.07
Portfolio optimization costs per diluted share (5)				0.02
Income tax expense of adjusting items per diluted share (3)				(0.02)
Adjusted net income per diluted share				$0.50

Net income				$67.3
Income tax expense (4)				12.5
Interest expense, net (4)				0.7
Pension expense other than service (4)				0.1
Operating income (loss)	$66.0	$35.9	$(21.3)	80.6
Strategic reorganization and other charges (2)	—	6.6	4.6	11.2
Portfolio optimization costs (5)	—	3.1	—	3.1
Adjusted operating income (loss)	66.0	45.6	(16.7)	94.9
Pension expense other than service (4)	—	—	(0.1)	(0.1)
Depreciation and amortization	7.5	5.1	—	12.6
Adjusted EBITDA	$73.5	$50.7	$(16.8)	$107.4

Adjusted operating margin	30.7%	25.2%		24.0%
Adjusted EBITDA margin	34.1%	28.1%		27.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$105.8
Less capital expenditures				11.7
Free cash flow				$94.1

(1) Gross profit includes $3.1 million of portfolio optimization costs in the Water Management Solutions segment, which primarily relate to certain transaction-related expenses.
(2) Strategic reorganization and other charges primarily relate to expenses associated with certain transaction-related expenses, non-cash asset impairment expenses, severance, and expenses related to our leadership transition.

(3) The income tax expense of adjusting items reflects an effective tax rate of 20.9%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

(5) Portfolio optimization costs are primarily associated with certain transaction-related expenses.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended June 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$216.6	$163.7	$—	$380.3

Gross profit	$83.8	$61.9	$—	$145.7
Selling, general and administrative expenses	23.3	31.6	16.1	71.0
Strategic reorganization and other charges (1)	—	0.2	0.8	1.0
Operating income (loss)	$60.5	$30.1	$(16.9)	$73.7

Operating margin	27.9%	18.4%		19.4%

Capital expenditures	$5.3	$6.4	$—	$11.7

Net income				$52.5
Net income margin				13.8%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$52.5
Strategic reorganization and other charges (1)				1.0
Income tax expense of adjusting items (2)				(0.3)
Adjusted net income				$53.2

Weighted average diluted shares outstanding				157.4

Net income per diluted share				$0.33
Strategic reorganization and other charges per diluted share (1)				0.01
Income tax expense of adjusting items per diluted share (2)				—
Adjusted net income per diluted share				$0.34

Net income				$52.5
Income tax expense (3)				19.5
Interest expense, net (3)				1.7
Operating income (loss)	$60.5	$30.1	$(16.9)	73.7
Strategic reorganization and other charges (1)	—	0.2	0.8	1.0
Adjusted operating income (loss)	60.5	30.3	(16.1)	74.7
Depreciation and amortization	6.6	5.0	0.1	11.7
Adjusted EBITDA	$67.1	$35.3	$(16.0)	$86.4

Adjusted operating margin	27.9%	18.5%		19.6%
Adjusted EBITDA margin	31.0%	21.6%		22.7%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$67.4
Less capital expenditures				11.7
Free cash flow				$55.7

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition.
(2) The income tax expense of adjusting items reflects an effective tax rate of 27.1%, and may be subject to rounding.
(3) The Company does not allocate interest or income taxes to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2026
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$606.6	$491.9	$—	$1,098.5

Gross profit (1)	$247.4	$172.7	$—	$420.1
Selling, general and administrative expenses	66.8	70.2	46.5	183.5
Strategic reorganization and other charges (2)	—	6.8	12.1	18.9
Operating income (loss)	$180.6	$95.7	$(58.6)	$217.7

Operating margin	29.8%	19.5%		19.8%

Capital expenditures	$18.3	$25.3	$—	$43.6

Net income				$169.6
Net income margin				15.4%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$169.6
Strategic reorganization and other charges (2)				18.9
Portfolio optimization costs (5)				3.1
Income tax expense of adjusting items (3)				(4.6)
Adjusted net income				$187.0

Weighted average diluted shares outstanding				157.3

Net income per diluted share				$1.08
Strategic reorganization and other charges per diluted share (2)				0.12
Portfolio optimization costs per diluted share (5)				0.02
Income tax expense of adjusting items per diluted share (3)				(0.03)
Adjusted net income per diluted share				$1.19

Net income				$169.6
Income tax expense (4)				44.7
Interest expense, net (4)				3.3
Pension expense other than service (4)				0.1
Operating income (loss)	$180.6	$95.7	$(58.6)	217.7
Strategic reorganization and other charges (2)	—	6.8	12.1	18.9
Portfolio optimization costs (5)	—	3.1	—	3.1
Adjusted operating income (loss)	180.6	105.6	(46.5)	239.7
Pension expense other than service (4)	—	—	(0.1)	(0.1)
Depreciation and amortization	21.8	15.2	0.1	37.1
Adjusted EBITDA	$202.4	$120.8	$(46.5)	$276.7

Adjusted operating margin	29.8%	21.5%		21.8%
Adjusted EBITDA margin	33.4%	24.6%		25.2%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$154.2
Less capital expenditures				43.6
Free cash flow				$110.6

(1) Gross profit includes $3.1 million of portfolio optimization costs in the Water Management Solutions segment, which primarily relate to certain transaction-related expenses.
(2) Strategic reorganization and other charges primarily relate to certain transaction-related expenses, expenses associated with our leadership transition, non-cash asset impairment expenses, and severance.

(3) The income tax expense of adjusting items reflects an effective tax rate of 20.9% and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.
(5) Portfolio optimization costs are primarily associated with certain transaction-related expenses.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$607.4	$441.5	$—	$1,048.9

Gross profit (1)	$215.9	$160.8	$—	$376.7
Selling, general and administrative expenses	65.0	71.5	44.1	180.6
Strategic reorganization and other charges (2)	1.0	0.6	3.5	5.1
Operating income (loss)	$149.9	$88.7	$(47.6)	$191.0

Operating margin	24.7%	20.1%		18.2%

Capital expenditures	$15.8	$17.0	$—	$32.8

Net income				$139.1
Net income margin				13.3%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$139.1
Strategic reorganization and other charges (2)				5.1
Inventory and other asset restructuring write-down				4.1
Income tax expense of adjusting items (3)				(2.3)
Adjusted net income				$146.0

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.88
Strategic reorganization and other charges per diluted share (2)				0.03
Inventory and other asset restructuring write-down per diluted share				0.03
Income tax expense of adjusting items per diluted share (3)				(0.01)
Adjusted net income per diluted share				$0.93

Net income				$139.1
Income tax expense (4)				46.4
Interest expense, net (4)				5.6
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$149.9	$88.7	$(47.6)	191.0
Strategic reorganization and other charges (2)	1.0	0.6	3.5	5.1
Inventory and other asset restructuring write-down	4.1	—	—	4.1
Adjusted operating income (loss)	155.0	89.3	(44.1)	200.2
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	19.0	15.0	0.1	34.1
Adjusted EBITDA	$174.0	$104.3	$(43.9)	$234.4

Adjusted operating margin	25.5%	20.2%		19.1%
Adjusted EBITDA margin	28.6%	23.6%		22.3%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$135.8
Less capital expenditures				32.8
Free cash flow				$103.0

(1) Gross profit includes $4.1 million in inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment expenses, and certain transaction-related expenses.
(3) The income tax expense of adjusting items reflects an effective tax rate of 25.0%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes, or pension amounts other than service to its segments.